EXHIBIT 99.1

Dear Shareholders,

We are pleased to announce the appointment of Evan Singer as Chief Lending Officer at First Guaranty Bank. The previous Chief Lending Officer resigned in November to pursue other opportunities. Evan brings over 16 years of banking experience and a proven record of leadership in credit and lending. His return to First Guaranty Bank marks a significant step forward in our commitment to excellence and disciplined growth.

Evan previously managed multiple business lines and regions at First Guaranty Bank giving him a deep understanding of our markets and operations. Most recently, Evan served as President of Granger National Bank, where he successfully guided strategic growth and built a strong foundation for the bank to continue to grow. This experience further demonstrates his ability to lead complex lending environments and drive results.

During his prior tenure at First Guaranty Bank (2008–2024), Evan held multiple leadership roles that shaped the bank’s growth and operational excellence. As Chief of Mergers and Acquisitions (2018–2024), he directed successful acquisitions in Louisiana and Texas, leading negotiations, due diligence, deal structuring, and core system conversions while streamlining operational efficiencies and improving portfolio quality. Serving as Special Assets Manager (2021–2024), Evan spearheaded problem loan management, reducing past-due ratios and non-performing assets, and cleared over $100 million in past-due loans with minimal loss. In his role as Regional Lending Manager (2009–2024), he managed multiple lending teams and regions, each with their own unique nuances. Evan also has experience with leading loan origination systems to drive efficiency. Evan also served as BSA Officer from 2014–2018.

“Evan’s experience and vision will help us continue to strengthen our loan portfolio while supporting the communities we serve,” said Michael R. Mineer, President and CEO of First Guaranty Bank.

This appointment reflects the evolution of First Guaranty Bank’s culture toward enhanced risk management and disciplined growth, a transformation initiated with our business strategy change in July 2024. Over the past 18 months, we have added new team members to key leadership roles to reinforce this strategy. Colton McDaniel, Chief Credit Officer, has implemented robust credit standards and underwriting discipline to ensure portfolio quality. Christopher McGhee, Chief Loan Review Officer, has introduced independent loan review processes, improving transparency and accountability through objective assessments of credit quality and compliance. Joshua Hajiakbarifini, Chief Risk Officer, has embedded proactive risk oversight into every stage of the credit process, ensuring potential issues are identified and addressed before they impact performance.

These additions have redefined our lending credit culture, aligning growth with sound underwriting standards to protect long-term shareholder value. Evan’s leadership complements these changes by bringing operational expertise and strategic vision to our lending division. Together, this team ensures that opportunity is balanced with prudent risk management, reinforcing our commitment to sustainable growth and community support.

Together, these leaders bring a collaborative approach that balances opportunity with prudence, ensuring First Guaranty Bank remains a trusted financial partner for businesses and individuals alike. For more information, please visit www.fgb.net or contact Investor Relations at investorrelations@fgb.net or by phone at 985-375-0350.

Sincerely,
Michael R. Mineer

President and CEO
First Guaranty Bank